Exhibit 99

Retractable Technologies, Inc. Reports Results of Operations

LITTLE ELM, Texas, November 14, 2013—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three and nine months ended September 30, 2013 and 2012, respectively.

Comparison of Three Months Ended September 30, 2013 and September 30, 2012

Domestic sales accounted for 80.2% and 75.8% of the revenues for the three months ended September 30, 2013 and 2012, respectively. Domestic revenues increased 2.7%. Domestic unit sales increased 8.3% principally due to increased sales volume of the 1mL syringe. Domestic unit sales were 72.3% of total unit sales for the three months ended September 30, 2013. International revenues decreased from $2.3 million in 2012 to $1.8 million in 2013, primarily due to lower 1mL syringe sales. Overall unit sales decreased 3.2%.

Gross profit decreased 1.1%. The cost of manufactured product decreased by 4.2% due to lower cost per unit and lower sales volume. Gross profit as a percentage of net sales was 36.2% in the three months ended September 30, 2013 as compared to 35.5% in 2012. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense decreased 3.1% due to a slight decrease in gross sales.

Operating expenses increased 16.2%. The increase is principally due to additional taxes, other than income taxes, of $298,000, of which $266,000 is the Medical Device Excise Tax. Our patent expense also increased, as well and compensation and insurance costs.

Our operating loss was $825 thousand compared to an operating loss for the same period last year of $211 thousand due primarily to higher operating costs and marginally lower gross profit.

Our effective tax rate on the net loss before income taxes was (7.1)% and (1.4)% for the three months ended September 30, 2013 and September 30, 2012, respectively.

Comparison of Nine Months Ended September 30, 2013 and September 30, 2012

Domestic sales accounted for 76.8% and 77.9% of the revenues for the nine months ended September 30, 2013 and 2012, respectively. Domestic revenues decreased 10.5% principally due to lower 1mL syringe revenues. Domestic unit sales decreased 0.4%. Domestic unit sales were 66.9% of total unit sales for the nine months ended September 30, 2013. International revenues decreased from $5.7 million in 2012 to $5.4 million in 2013 primarily due to lower 5mL and 10mL syringe revenues mitigated by higher 1mL syringe revenues. Overall unit sales decreased 2.6%.

Gross profit decreased 17.8% primarily due to lower average sales prices and lower unit sales. The average cost of manufactured product sold per unit decreased by 1.6%. Gross profit as a percentage of net sales was 33.7% in the nine months ended September 30, 2013 as compared to 37.2% in 2012 due to lower average sales prices mitigated by lower cost of manufactured product. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense decreased 4.6% due to lower gross sales.

Operating expenses increased 13.7% due to higher taxes other than income taxes, primarily attributable to the Medical Device Excise Tax of $717,000, increased legal fees related to patents, and compensation and insurance costs.

Our operating loss was $4.6 million compared to an operating loss for the same period last year of $1.4 million due primarily to lower gross profit and higher operating expenses.

Our effective tax rate on the net loss before income taxes was (1.4)% and (1.7)% for the nine months ended September 30, 2013 and September 30, 2012, respectively.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 54.6% of total assets. Working capital was $22.1 million at September 30, 2013, a decrease of $5.2 million from December 31, 2012.

On September 30, 2013, we received payment of $7,724,826 from Becton, Dickinson and Company (“BD”) pursuant to a stipulation in the patent infringement case Retractable Technologies, Inc. and Thomas Shaw v. Becton Dickinson and Company, Civil Action No. 2:07-cv-250, in the U.S. District Court for the Eastern District of Texas, Marshall Division. Such amount is included as cash on the balance sheet and shown as a liability on the balance sheet under “Litigation proceeds subject to stipulation”.

Approximately $2.9 million in cash flow in the nine months ended September 30, 2013 was provided by operating activities. Our cash balance increased primarily due to the payment of $7.7 million by BD, mitigated by our Net loss and increases in Inventories and Receivables.

We purchased 655,818 shares of our Common Stock pursuant to our Common Stock repurchase plan in the nine months ended September 30, 2013. The average share price for our repurchases in the nine months ended September 30, 2013 was $1.43. The repurchase plan was terminated effective August 30, 2013.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on November 14, 2013 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer